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                               CONTRACT SCHEDULE

OWNER: [John Doe]                SEX: [M]   AGE AT ISSUE: [50]

JOINT OWNER: [Jane Doe]          SEX: [F]   AGE AT ISSUE: [50]

ANNUITANT: [John Doe]            SEX: [M]   AGE AT ISSUE: [50]

CONTRACT NUMBER: [12345678]                 ISSUE DATE: [February 15, 2001]

PLAN TYPE: [Non-Qualified]                  MATURITY DATE: [May 1, 2040]

PRODUCT CLASS:   [First MetLife Investors Variable Annuity Class XTRA]

PURCHASE PAYMENT:           [$100,000.00]

PURCHASE PAYMENTS:
                            [If the Guaranteed Minimum Income Benefit Rider - Living Benefit (GMIB Rider) (the "Rider"), is in force on your Contract, we may reject subsequent Purchase Payments by sending advance written notice to you if any of the following changes occur regarding the same Rider available for new contract purchases:

                            .   A change in the GMIB Rider Charge

                            . A change in the Dollar-for-Dollar Withdrawal Percentage

                            .   A change in the Annual Increase Accumulation
                                Rate

                            .   A change in the Basis of GMIB Annuity Table

                            . The Rider is no longer offered by us to new or existing Owners.]

   MINIMUM SUBSEQUENT
   PURCHASE PAYMENT:        [$500.00] for both Non-Qualified and Qualified,
                            unless you have elected an automatic sweep program. However, for IRAs, SEPs, SIMPLE IRAs and
                            Roth IRAs, in order to avoid cancellation of the Contract, we will accept a Purchase Payment of at least [$50] once in every 24 month period. We will also accept subsequent Purchase Payments as required under applicable law and federal tax law.

   MAXIMUM TOTAL
   PURCHASE PAYMENTS:       [$1,000,000], without our prior approval.

PURCHASE PAYMENT CREDITS:   [Eligible Purchase Payments are Purchase Payments
                            received prior to the Contract Anniversary on which you have attained your [81st] birthday. Each
                            Eligible Purchase Payment you make will be credited with an amount equal to [6%] of each Eligible Purchase Payment received for cumulative
                            Purchase Payments of less than [$1,000,000] and [6%] of each Eligible Purchase Payment received when cumulative Purchase Payments are [$1,000,000] or more.]

                            The expenses for a contract with Purchase Payment Credits are higher than a similar contract without Purchase Payment Credits, and the additional expenses attributable to the credits may more than offset the amount of the Purchase Payment Credit. This Product has a withdrawal charge greater than products without Purchase Payment Credits. The additional Withdrawal Charge applied to Purchase Payments withdrawn for year one since a Purchase Payment is made is 1%, year two 2%, years three through seven 1%, year eight 2%, and year nine 1%. This additional Withdrawal Charge will be assessed to offset the cost for providing the Purchase Payment Credit. Additionally, the rates for the Enhanced Dollar Cost Averaging program for this product are generally lower than rates for products without Purchase Payment Credits.

MINIMUM ACCOUNT VALUE:      $2,000

BENEFICIARY:                As designated by you as of the Issue Date unless
                            changed in accordance with the Contract provisions.

PRODUCT CHARGES:
   SEPARATE ACCOUNT:        We assess certain daily charges equal on an annual
                            basis to the percentages set out below of the average daily net asset value of each Subaccount of the Separate Account:

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                           Mortality and Expense Charge: [1.45%]

                           Administration Charge: [0.25%]

                           [Death Benefit Rider Charge: [0.20%]]

 ACCOUNT FEE:              The Account Fee is [$30.00] each Contract Year.
                           During the Accumulation Period, on the Contract
                           Anniversary the full Account Fee is deducted from each applicable Subaccount in the ratio that the Account Value in the Subaccount bears to the total
                           Account Value in the Separate Account. On the
                           Annuity Calculation Date, a pro-rata portion of the Account Fee will be deducted from the Account
                           Value as described above. However, if your Account
                           Value on the last day of the Contract Year or on the Annuity Calculation Date is at least
                           [$50,000], then no Account Fee is deducted. If during the Accumulation Period, a total withdrawal is made, the full Account Fee will be deducted at the time of the total withdrawal. During the Annuity Period the Account Fee will be deducted regardless of the size of your Contract and it will be deducted pro-rata from each Annuity
                           Payment.

SEPARATE ACCOUNT:   First MetLife Investors Variable Annuity Account One

ALLOCATION REQUIREMENTS:

1. Currently, you can select from any of the Subaccounts. However, we reserve the right to limit this in the future. [However, If the GMIB Rider is attached to the Contract and in force you can only make allocations to the GMIB Rider Subaccounts.]

2. Allocations must be in whole numbers. Each allocation must be at least [$500]. Allocations made pursuant to Pre-scheduled Transfer programs are not subject to this limitation. The current approved Pre-scheduled Transfer programs are Rebalancing program, Asset Allocation program and Dollar Cost Averaging program.

TRANSFER REQUIREMENTS:

NUMBER PERMITTED: The maximum number of transfers per Contract Year shall be [12] (excluding transfers resulting from our Pre-scheduled Transfer programs). We reserve the right to waive from time to time this transfer limitation.

Subject to the Allocation Rules, during the Accumulation Period you may make transfers into the Subaccounts, subject to the maximum number of transfers per Contract Year as stated above. [If the GMIB Rider is attached to the Contract and in force you may make transfers between the GMIB Rider Subaccounts.]

TRANSFER FEE: In the event that[ 12] transfers are made in a Contract Year, (excluding those related to our Pre-scheduled Transfer programs) we will deduct a Transfer Fee of [$25] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Subaccount from which the transfer is made. However, if the entire interest in an account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. We reserve the right to waive from time to time, the Transfer Fee.

MINIMUM AND MAXIMUM AMOUNT TO BE TRANSFERRED: The minimum amount that may be transferred from a Subaccount is [$500], or your entire interest in the Subaccount, if less (excluding transfers resulting from our Pre-scheduled Transfer programs.

[TRANSFER AND ALLOCATION LIMITS:

If the GMIB Rider (the "Rider") is attached to the Contract and the GMIB Rider is terminated under the Termination of Rider provision, effective on the date the Rider is no longer in force, no transfers or allocations may be made to the GMIB Rider Subaccounts. You will have access to the other Subaccounts currently available.]

WITHDRAWALS:

WITHDRAWAL CHARGE: A Withdrawal Charge is assessed against Purchase Payments withdrawn. The Withdrawal Charge is calculated at the time of each withdrawal. Each Purchase Payment is tracked from the date of its receipt. Amounts will be withdrawn from your Contract in the following order:

1. Earnings in the Contract (Earnings are equal to your Account Value less Purchase Payments not withdrawn); and then

2. The Free Withdrawal Amount described below, if any; then

3. Purchase Payments not previously withdrawn, in the order such Purchase Payments were made: the oldest Purchase Payment first, the next Purchase Payment second, etc. until all Purchase Payments have been withdrawn (First-in-First-out (FIFO) basis).

       Withdrawal Charges are determined in accordance with the following schedule:

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                              WITHDRAWAL CHARGES

              NUMBER OF COMPLETE YEARS
              FROM RECEIPT OF PURCHASE PAYMENT         % CHARGE
              --------------------------------         ---------
                   0                                       8
                   1                                       8
                   2                                       7
                   3                                       6
                   4                                       5
                   5                                       4
                   6                                       3
                   7                                       2
                   8                                       1
              9 and thereafter                             0

FREE WITHDRAWAL AMOUNT: Each Contract Year after the first, you can make a withdrawal of a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to [10%] of total Purchase Payments, less the total Free Withdrawal Amount previously withdrawn in the same Contract Year. This right is non-cumulative.

MINIMUM PARTIAL WITHDRAWAL: [$500], or your entire interest in the Subaccount

MINIMUM WITHDRAWAL VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL: [$2,000]

ANNUITY REQUIREMENTS:

1. [The Annuity Date must be the first day of a calendar month. Unless otherwise designated by you, the Annuity Date will be no later than the Maturity Date. The Maturity Date is the first day of the calendar month following the Annuitant's 90th birthday or ten (10) years from the Issue Date.]

2. For Variable Annuity Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 3.00%.

3. For Fixed Annuity Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year setback with interest at 3%.

[INITIAL EDCA PERIOD:   12 months EDCA rate applicable to deposits made at the
                        beginning of the Initial EDCA period: [4.00%]
INITIAL EDCA PERIOD:    6 months EDCA rate applicable to deposits made at the
                        beginning of the Initial EDCA period: [8.00%]
INITIAL EDCA PERIOD:    3 months EDCA rate applicable to deposits made at the
                        beginning of the Initial EDCA period: [9.00%]]

ANNUITY SERVICE OFFICE:

First MetLife Investors Insurance Company
[P.O. Box 10366
Des Moines, Iowa 50306-0366]
[(800) 343-8496]

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ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

[Enhanced Dollar Cost Averaging Rider
Three Month Market Entry Rider
Guaranteed Minimum Income Benefit Rider - Living Benefit
Guaranteed Withdrawal Benefit Rider
Lifetime Guaranteed Withdrawal Benefit Rider
Death Benefit Rider - Annual Step-up
Death Benefit Rider - Principal Protection
Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider Waiver of Withdrawal Charge for Terminal Illness Rider
Individual Retirement Annuity Endorsement
Roth Individual Retirement Annuity Endorsement
SIMPLE IRA Endorsement
401 Plan Endorsement
Unisex Annuity Rates Rider
Spousal Continuation Endorsement
Qualified Distribution Program Endorsement
Non-Qualified Annuity Endorsement]

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